Exhibit 99

Environmental Elements announces the Promotion of

Donald R. Hug to Interim President

BALTIMORE, MD (4/15/05) — Environmental Elements Corporation (OTC: EECP) today announced the promotion of Donald R. Hug to the position of interim President. Mr. Hug, a twenty year EEC employee, had previously served as Vice President of Sales and Marketing. Lawrence Rychlak, EEC’s previous interim President and Chief Financial Officer, has resigned from the Company in order to accept a position with another firm.

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Environmental Elements Corporation is a solutions-oriented provider of innovative technology for plant maintenance services, air pollution control equipment and complementary products. The company has served a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metal and petrochemical industries for over 55 years.